Exhibit 99.1
March 31, 2008 03:22 PM Eastern Daylight Time
Tropicana Entertainment Enters into Definitive
Agreement to Sell Casino Aztar
Eldorado Resorts to pay up to $245 million for the Evansville, Indiana casino hotel complex
CRESTVIEW HILLS, Ky.—(BUSINESS WIRE)—Tropicana Entertainment, LLC, an indirect subsidiary of Tropicana Casinos and Resorts, announced today that it has entered into a definitive agreement to sell its Casino Aztar riverboat gaming and hotel property in Evansville, Indiana, to Eldorado Resorts, LLC for up to $245 million consisting of $190 million of cash consideration, a $30 million note, and $25 million in potential earnings incentives linked to the operating performance of the property. Tropicana intends to use the proceeds of the sale to reduce debt.
The sale is subject to customary conditions including financing and approval by the Indiana Gaming Commission (IGC), which must license Eldorado before the transaction can close. At any time prior to Eldorado receiving a financing commitment, Tropicana may accept a superior proposal to acquire Casino Aztar, subject to the payment of a breakup fee.
Separately, Tropicana also voluntarily agreed to have an IGC-appointed trustee act as manager of Casino Aztar until any pending sale is completed. Tom Dingman, a former Harrah’s executive, was appointed trustee today by the IGC and will manage the day-to-day operations subject to Tropicana’s approval of significant decisions such as entering into material agreements, incurring debt and settling lawsuits. Dingman also will be required to consult with Tropicana before setting an annual budget, making executive compensation decisions and settling administrative actions.
Dingman is an experienced casino hotel manager who has held management positions at Harrah’s properties in the US — San Diego, New Orleans, and Vicksburg — and in Auckland, New Zealand. He retired from Harrah’s in 2003 and currently acts as a consultant to companies in the gaming industry. His appointment is effective immediately.
Credit Suisse acted as exclusive financial advisor to Tropicana for the sale of Casino Aztar and Innovation Capital, LLC rendered an opinion that the agreed-upon sale price was at least equal to fair market value.
About Eldorado Resorts, LLC

Eldorado is headquartered in Reno, Nevada, and is currently a licensed owner and operator of casinos in Nevada and Louisiana. Since 1973, the Eldorado has been a consistent leader in the gaming industry and prides itself on a high level of customer service and a commitment to excellence in gaming, entertainment and dining. “The Eldorado Casinos are a family run business, and that sense of family can be felt throughout our operations”, says Gary Carano, President of Eldorado Resorts, LLC, and adds, “We are very excited to have the opportunity to be part of the great state of Indiana.”
About Tropicana Casinos and Resorts
Tropicana Casinos and Resorts is one of the largest privately-held gaming entertainment providers in the United States. Additional information can be found on the company’s website at www.tropicanacasinos.com. None of the information contained on the company’s website shall be deemed incorporated by reference or otherwise included herein.
Casino Aztar is located at Riverfront Park on the Ohio River in downtown Evansville, Indiana. The facility includes a 2,700-passenger riverboat casino, a 350-room hotel, a 1,660- vehicle parking garage and a Riverfront Pavilion housing pre-boarding facilities, retail shops, restaurants and lounge area.